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                                                                    EXHIBIT 99.2

                                        REAL ESTATE LIEN NOTE



DATE:              April 6, 2001


MAKER:             Robert J. DiNicola


MAKER'S MAILING ADDRESS:

                   6211 Saint Andrews Drive
                   Dallas, Texas (Dallas County)


PAYEE:             Zale Delaware, Inc.
                   901 West Walnut Hill Lane
                   Attn.:  Treasury Department
                   MS - 6B3
                   Irving, Texas 75038


PLACE FOR PAYMENT:

                   Zale Delaware, Inc.
                   901 West Walnut Hill Lane
                   Attn.:  Treasury Department
                   MS - 6B3
                   Irving, Texas 75038 (Dallas County)


PRINCIPAL AMOUNT:    Two Million One Hundred Forty Nine Thousand and No/100
                     Dollars ($2,149,000.00)

ANNUAL INTEREST RATE ON UNPAID PRINCIPAL FROM DATE:    7.25%


ANNUAL INTEREST RATE ON MATURED, UNPAID AMOUNTS:       10.25%


LATE FEE: $454.00 for each installment due under this Note which is not paid within ten (10) days of its due date.


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TERMS OF PAYMENT:

Payments of interest only shall be due and payable monthly on the 6th day of each month, commencing on May 6,2001 and continuing on the 6th day of each month thereafter through and including the 6th day of March, 2004. The entire outstanding principal balance and all accrued and unpaid interest shall be due and payable in full on April 6, 2004 (the "Maturity Date"). Maker acknowledges and agrees with Payee that a "balloon" payment will be required on the Maturity Date. A payment schedule is attached hereto as Schedule 1.

SECURITY FOR PAYMENT: A first priority deed of trust on property known as 6211 Saint Andrews Drive, Dallas, Texas.


Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment set forth above, the principal amount set forth above plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

If Maker defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, and the default continues after Payee gives Maker notice of the default and the time within which it must be cured, as may be required by law or by written agreement, then Payee may declare the unpaid principal balance and earned interest on this note immediately due. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests and notices of protest, to the extent permitted by law.

If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if such is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due. Reasonable attorney's fees shall be 10% of all amounts due unless either party pleads otherwise.

Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

The Maker is responsible for all obligations represented by this note.

When the context requires, singular nouns and pronouns include the plural.


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          If Maker ceases to be employed by Payee or its affiliates, Payee may, at its option, require immediate payment in full of this Note.


                                                       /s/ ROBERT J. DINICOLA
                                                       -------------------------
                                                       ROBERT J. DINICOLA


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